Exhibit 10.7.2

SYPRIS SOLUTIONS, INC.

SECOND AMENDMENT

TO NOTE PURCHASE AGREEMENT

$7,500,000 4.73% Senior Notes, Series A

Due June 30, 2009

$27,500,000 5.35% Senior Notes, Series B

Due June 30, 2011

$20,000,000 5.78% Senior Notes, Series C

Due June 30, 2014

Dated as of March 13, 2006

To the Holders of the Senior Notes

    of Sypris Solutions, Inc.

    Named in the Attached Schedule I

Ladies and Gentlemen:

Reference is made to the Note Purchase Agreement dated as of June 1, 2004, as amended by a First Amendment to Note Purchase Agreement dated as of August 3, 2005 (as so amended, the “Note Agreement”), among Sypris Solutions, Inc., a Delaware corporation (the “Company”), and each of the Purchasers named in Schedule A thereto, pursuant to which the Company issued $7,500,000 aggregate principal amount of its 4.73% Senior Notes, Series A, due June 30, 2009, $27,500,000 aggregate principal amount of its 5.35% Senior Notes, Series B, due June 30, 2011 and $20,000,000 aggregate principal amount of its 5.78% Senior Notes, Series C, due June 30, 2014 (together, the “Notes”). You are referred to herein individually as a “Holder” and collectively as the “Holders.” Capitalized terms used and not otherwise defined in this Second Amendment to Note Purchase Agreement (this “Amendment”) shall have the meanings ascribed to them in the Note Agreement, as amended hereby.

The Company has requested modifications to Section 10.1 of the Note Agreement and in connection with such modifications also has agreed to a restriction on capital expenditures. The Holders have agreed to modify the Note Agreement on the terms and conditions set forth herein.

In consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Holders agree as follows:

1.	AMENDMENTS TO NOTE AGREEMENT

1.1. Amendment of Section 10.1. Section 10.1 of the Note Agreement is amended to read in its entirety as follows:

“10.1 Consolidated Net Debt; Fixed Charge Coverage Ratio; Capital Expenditures.

(a) Consolidated Net Debt. The Company will not permit the ratio of Consolidated Net Debt to Consolidated EBITDA (for the Company’s then most recently completed four fiscal quarters) as of the last day of any fiscal quarter to be greater than the following:

(i) 3.25 to 1.00 for the period of four fiscal quarters ending June 30, 2005;

(ii) 3.75 to 1.00 for the period of four fiscal quarters ending September 30, 2005;

(iii) 3.25 to 1.00 for the period of four fiscal quarters ending December 31, 2005; and

(iv) 3.00 to 1.00 for the period of four fiscal quarters ending March 31, 2006 and for the period of four fiscal quarters ending on each fiscal quarter thereafter.

(b) Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio (calculated as of the end of the applicable fiscal quarter) for any fiscal quarter ending on or after March 31, 2006 to be less than 3.0 to 1.0.

(c) Capital Expenditures. The Company will not, and will not permit any Subsidiary to, make Capital Expenditures in an amount exceeding, on a consolidated basis, (i) $30,000,000 for the fiscal year ending December 31, 2006, (ii) $35,000,000 for the fiscal year ending December 31, 2007 and (iii) $40,000,000 for any fiscal year thereafter.”

1.2. Amendment of Section 11(f). Section 11(f) of the Note Agreement is amended to read in its entirety as follows:

“(f) (i) the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount of at least $15,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any

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Debt in an aggregate outstanding principal amount of at least $15,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), (x) the Company or any Significant Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $15,000,000, or (y) one or more Persons have the right to require the Company or any Significant Subsidiary so to purchase or repay such Debt; or”

1.3. Schedule B. The following defined terms are added to, or restated in their entirety to read as follows in, Schedule B:

“Capital Expenditure” means, for any period, the consolidated sum of all expenditures by, or obligations incurred by, the Company and its Subsidiaries for an asset that will be used in a year or years subsequent to and in the year in which the expenditure is made or obligation is incurred, and which asset is properly classified in relevant financial statements of the Company and its Subsidiaries as equipment, real property or improvements, fixed assets or a similar type of capitalized asset, all in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the sum of Consolidated Net Income for such period, plus, to the extent deducted in determining such Consolidated Net Income, (i) federal, state, local and foreign income, value added and similar taxes, (ii) Consolidated Interest Expense, (iii) depreciation and amortization expense, (iv) noncash stock compensation expense and (v) other non-cash expenses, in each case determined on a consolidated basis in accordance with GAAP. If, during the period for which Consolidated EBITDA is being calculated, the Company or a Subsidiary has (i) acquired one or more Persons (or the assets thereof) or (ii) disposed of one or more Subsidiaries (or substantially all of the assets thereof), Consolidated EBITDA shall be calculated on a pro forma basis (including adjustments to reflect consolidation savings) as if all of such acquisitions and all such dispositions had occurred on the first day of such period.

“Fixed Charge Coverage Ratio” means, as of any date, the ratio of (i) the sum of the Company’s Consolidated EBITDA plus Operating Lease Rentals to (ii) the sum of the Company’s Consolidated Interest Expense, plus Operating Lease Rentals, in each case for the immediately preceding four fiscal quarters.

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2.	REAFFIRMATION; REPRESENTATIONS AND WARRANTIES

2.1. Reaffirmation of Note Agreement. The Company reaffirms its agreement to comply with each of the covenants, agreements and other provisions of the Note Agreement and the Notes, including the additions and amendments of such provisions effected by this Amendment.

2.2. Note Agreement. The Company represents and warrants that the representations and warranties contained in the Note Agreement are true and correct as of the date hereof, except (a) to the extent that any of such representations and warranties specifically relate to an earlier date and (b) for such changes, facts, transactions and occurrences that have arisen since December 31, 2005 in the ordinary course of business, (c) such other matters as have been previously disclosed in writing by the Company (including in its financial statements and notes thereto) to the Holders and (d) other changes that could not reasonably be expected to have a Material Adverse Effect, except for changes in Debt permitted by the Note Agreement.

2.3. No Default or Event of Default. After giving effect to the transactions contemplated hereby, there will exist no Default or Event of Default.

2.4. Authorization. The execution, delivery and performance by the Company of this Amendment have been duly authorized by all necessary corporate action and do not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable. The Note Agreement and this Amendment each constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.	EFFECTIVE DATE

This Amendment shall become effective as of the date set forth above upon the satisfaction of the following conditions:

3.1. Consent of Holders to this Amendment. Execution by the Holders of at least a majority in aggregate principal amount of the Notes outstanding and receipt by the Holders of a counterpart of this Amendment duly executed by the Company.

3.2. Amendment of Credit Agreement. The Company shall have amended the Credit Agreement in the form attached hereto as Exhibit A, such amendment shall be effective and the Holders shall have received a copy of an executed counterpart thereof.

3.3. Amendment Fee. Each Holder shall have received payment of an amendment fee equal to 0.20% of the principal amount of the outstanding Notes held by such Holder.

3.4. Expenses. The Company shall have paid all fees and expenses of special counsel to the Holders.

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4.	MISCELLANEOUS

4.1. Ratification. The Note Agreement, as amended hereby, shall remain in full force and effect and is ratified, approved and confirmed in all respects.

4.2. Reference to and Effect on the Note Agreement. Upon the final effectiveness of this Amendment, each reference in the Note Agreement and in other documents describing or referencing the Note Agreement to the “Agreement,” “Note Agreement,” “hereunder,” “hereof,” “herein,” or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended hereby.

4.3. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

4.4. Governing Law. This Amendment shall be governed by and construed in accordance with Illinois law, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

4.5. Counterparts. This Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but altogether only one instrument.

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IN WITNESS WHEREOF, the Company and the Holders have caused this Amendment to be executed and delivered by their respective officer or officers thereunto duly authorized.

SYPRIS SOLUTIONS, INC.

By:	/s/ Anthony C. Allen
Name:	Anthony C. Allen
Title:	Vice President & Treasurer

HOLDERS:

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Ellen I. Whittaker
Name:	Ellen I. Whittaker
Title:	Director Fixed Income Investments

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:	CIGNA Investments, Inc. (authorized agent)

	By:	/s/ David M. Case
	Name:	David M. Case
	Title:	Managing Director

LIFE INSURANCE COMPANY OF NORTH AMERICA

By:	CIGNA Investments, Inc. (authorized agent)

	By:	/s/ David M. Case
	Name:	David M. Case
	Title:	Managing Director

SCHEDULE I

	Principal Amount
Holder	Series A	Series B	Series C
The Guardian Life Insurance Company of America			$20,000,000
Connecticut General Life Insurance Company		$12,000,000
Life Insurance Company of North America		8,000,000
Jefferson Pilot Financial Insurance Company	$6,000,000
Jefferson-Pilot Life Insurance Company		5,000,000
Jefferson Pilot LifeAmerica Insurance Company	1,500,000	2,500,000

Schedule I

EXHIBIT A

Amendment to Credit Agreement

Exhibit A